GMAC Commercial Holding Corp.

200 Witmer Road

Horsham, PA 19044

Tel. 215-328-4622

Fax: 215-328-1316

GMAC

. Commercial Holding Corp.

Management's Assertion Concerning Compliance with Minimum Master Servicing Standards

March 13, 2002

As of and for the year ended December 31, 2001, GMAC Commercial Mortgage Corp., and its subsidiaries, have complied in all material respects with the master servicing standards set forth in the Company's master servicing standards (attached), which were derived from the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers.

The Company, as master servicer, performs certain functions with respect to servicing loans, however, the direct loan servicing functions are performed by various subservicers.

For those loans included in the Pooling and Servicing Agreements listed in the attached

Exhibit A, the Company has complied with their Master Servicing Standards enumerated below, as of and for the year ended December 31, 2001.

David E Creamer, President and CEO

Wayne D. Hoch

Wayne D. Hoch, Executive Vice President and CFO

Michael Lipson

Michael Lipson,

Executive Vice President